Exhibit 99.(d)(xi)

Expense Limitation Agreement

This Expense Limitation Agreement (the “Agreement”) is made and entered into this 30th day of January, 2020 between Lord, Abbett & Co. LLC (“Lord Abbett”), Lord Abbett Distributor LLC (“Lord Abbett Distributor”) and Lord Abbett Research Fund, Inc. (the “Company”) with respect to Lord Abbett Dividend Growth Fund (“Dividend Growth Fund”), and Lord Abbett Growth Opportunities Fund (“Growth Opportunities Fund”) (each, a “Fund”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.	With respect to Dividend Growth Fund, Lord Abbett Distributor agrees for the time period set forth in paragraph 3 below to waive the Fund’s 0.10% Rule 12b-1 fee for Class F.

2.	With respect to Growth Opportunities Fund, Lord Abbett agrees for the time period set forth in paragraph 3 below to waive all or a portion of its management and administrative services fees and reimburse the Fund’s other expenses to the extent necessary to limit total net annual operating expenses, excluding 12b-1 fees, acquired fund fees and expenses, interest-related expenses, taxes, expenses related to litigation and potential litigation, and extraordinary expenses, to an annual rate of 0.81% for each class other than Class F3 and R6. For the same period, Lord Abbett agrees to waive all or a portion of its management and administrative services fees and reimburse the Fund’s other expenses to the extent necessary to limit total net annual operating expenses, excluding acquired fund fees and expenses, interest-related expenses, taxes, expenses related to litigation and potential litigation, and extraordinary expenses, to an annual rate of 0.75% for Class F3 and R6.

3.	This Agreement will be effective from April 1, 2020 through March 31, 2021. This Agreement may be terminated only by the Board of Directors of the Company upon written notice to Lord Abbett.

[Signatures follow on next page]

IN WITNESS WHEREOF, Lord Abbett Distributor, and the Company have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

LORD ABBETT DISTRIBUTOR LLC
By: LORD, ABBETT & CO. LLC

By:	/s/Lawrence B. Stoller
Lawrence B. Stoller
Member and General Counsel

LORD ABBETT RESEARCH FUND, INC.

By:	/s/John T. Fitzgerald
John T. Fitzgerald
Vice President and Assistant Secretary
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